Exhibit 99.1

Consent of Chief Financial Officer Nominee

ADC Therapeutics SA is filing a Registration Statement on Form F-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the initial public offering of its common shares. In connection therewith, I hereby consent to being named as a nominee to the position of Chief Financial Officer of ADC Therapeutics SA in the Registration Statement, as may be amended from time to time. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

By:	/s/ Jennifer Creel
Name:	Jennifer Creel
Date:	April 24, 2020